Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT HELIOGEN, INC. TREATS AS PRIVATE OR CONFIDENTIAL

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COLLABORATION AGREEMENT - AUSTRALIA
______________________________________________

between
Heliogen Holdings, Inc.
and
Woodside Energy Technologies Pty. Ltd.
______________________________________________
Dated March 28, 2022
______________________________________________

THIS COLLABORATION AGREEMENT - AUSTRALIA (this “Agreement”) is made and entered into on March 28, 2022 (the “Effective Date”), by and between HELIOGEN HOLDINGS, INC., a Delaware corporation (“Heliogen”), and WOODSIDE ENERGY TECHNOLOGIES PTY. LTD., an Australian corporation with Australia Business Number 12 111 767 232 (“Woodside”) each a “Party” or together the “Parties”.
WHEREAS Woodside desires for a Base CS Technology provider and collaborator to support it in creating a reliable source of renewable electric power and using renewable power to produce ‘green’ hydrogen, both for its own use as well as for use by third parties;
WHEREAS Heliogen is engaged in the development and deployment of its Base CS Technology to support multiple uses, including the generation of reliable renewable electrical power and other industries that require a reliable supply of renewable energy, including to produce ‘green’ hydrogen;
WHEREAS Heliogen and an Affiliate of Woodside entered into the development agreement dated 24 December 2020 relating to the evaluation and implementation of certain development activities, including a potential small-scale CS plant demonstrating Heliogen’s Base CS Technology (“Development Agreement”);
WHEREAS the Parties desire to cooperate and coordinate to: (a) identify and engage with Australian Customers in relation to the Product Offering; (b) negotiate the terms of Potential Transactions with Australian Customers; and (c) enter into Customer SPAs and/or other agreements with Australian Customers in relation to the Product Offering (“Transaction Agreements”). The Parties share the objective of facilitating the commercialisation of Heliogen’s Base CS Technology and, as part of satisfying Woodside’s role in facilitating the transition of energy consumers to low and zero carbon energy sources, the deployment and use of Heliogen’s Base CS Technology in Australia (“Joint Objectives”);
WHEREAS the Parties are parties to the document entitled ‘Warrant to Purchase Class A Common Stock of Heliogen, Inc’ dated as of the Effective Date related to the grant by Heliogen of warrants to Woodside and the subscription by Woodside of Heliogen stock, as provided therein;
WHEREAS the Parties or their Affiliates are parties to the document entitled ‘Commercial Scale Demonstration Agreement’ dated as of the Effective Date (“Commercial Scale Demonstration Agreement”) relating to the development of a behind-the-meter CSP plant using Heliogen’s Base CS Technology on a basis contemplated by the Development Agreement (“Capella Solar Plant”); and
WHEREAS Heliogen desires to designate Woodside, and Woodside desires to accept such designation, as the marketing partner of Heliogen’s Base CS Technology for use in Australia for any application including electric power and/or heat, steam, and hydrogen production, all as more fully provided herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
INTERPRETATION
1.1Definitions
The terms defined in Exhibit A attached to and made a part of this Agreement shall have those meanings wherever used in this Agreement.
1.2Construction and Interpretation
In this Agreement:
(a)Words denoting the singular will include the plural and vice versa. Words denoting one gender will include another gender;
(b)The words “including” and “include” do not limit the words that follow and shall mean including without limitation and include without limitation, respectively; and
(c)The titles and headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect any provision thereof.
In this Agreement, unless the context otherwise requires:
(d)A reference to a Law, agreement or other document is a reference to it as amended, supplemented, modified or restated in whole or in part from time to time;
(e)Any reference to any “Article”, “Section”, “Paragraph” or “Exhibit” is a reference to the applicable article, section, paragraph or exhibit of this Agreement; and
(f)The word “or” when used in a list shall not indicate that the listed items are exclusive of each other.
1.3Exhibits
The Exhibits form part of this Agreement and references to this Agreement shall include such Exhibits.
1.4Dates, times and periods
In relation to specific dates and the calculation of time:
(a)references to dates and times of day are to the date and time in Perth, Western Australia unless another place is specified;
(b)if a period of time is to be calculated from a specific date or event, the relevant period will exclude the day on which the date or event occurred; and

(c)if a Party’s performance or action (including delivery of a notice) occurs after 5.00 pm on a day, such performance or action will be taken to have occurred on the following day.
ARTICLE 2
OBJECTIVES OF THIS AGREEMENT
2.1This Agreement sets out the principles agreed between the Parties for, and governs the rights and obligations of the Parties in relation to, the following:
(a)The Product Offering and Australian Customers in relation to the Product Offering;
(b)The grant of certain exclusive rights by Heliogen to Woodside and by Woodside to Heliogen; and key conditions, steps and framework for any extension of the period for which those rights are granted; and
(c)Establishing an initial framework for the Parties to:
(i)engage with Australian Customers in relation to the Product Offering;
(ii)initiate and progress Potential Transactions; and
(iii)prepare forms of Customer SPAs and other Transaction Documents and negotiate their terms with Australian Customers.
2.2The Parties acknowledge that certain provisions of this Agreement may be superseded by more detailed methods and practices and/or other provisions agreed by the Parties upon execution of the Marketing Agreement. The Marketing Agreement will describe the effect that execution of the Marketing Agreement is intended to have on this Agreement.
ARTICLE 3
UNDERTAKING CUSTOMER ENGAGEMENT ACTIVITIES
3.1Australian Customers
During the term of this Agreement, the Parties shall engage, in accordance with the terms of this Agreement, with Third Parties with business activities located in Australia that may reasonably be in the market for purchasing or using the Product Offering (the “Australian Customers”) in the manner set out in this Article 3.
3.2Woodside and Heliogen Product Offering
The Parties agree that the product offering to Australian Customers (the “Product Offering”):
(a)shall be for their business activities (and only for their business activities) in Australia;
(b)must include Heliogen’s Base CS Technology; and

(c)may include other offerings by a Party (as may be agreed by the Parties from time to time) in relation to:
(i)generation, use or storage of renewable electrical energy or renewable thermal energy;
(ii)production of hydrogen, hydrogen-based energy carriers and low-carbon fuels using renewable energy;
(iii)storage and transportation systems and know-how, including compression, liquefaction, conversion and decompression or regasification; and/or
(iv)plant modularisation, systems integration and other technical or operational know-how.
3.3Engagement with Australian Customers
The Parties agree that any engagement with an Australian Customer with respect to the Product Offering (including in respect of any Potential Transaction) will be undertaken, on a coordinated and consultative basis between the Parties, including as follows:

(a)The Parties will work together to identify potential customers who have business activities in Australia that may benefit from the Product Offering and to plan and report on opportunities for working together to market the Product Offering.
(b)Following the Effective Date, the Parties will hold periodic discussions at a mutually convenient location or by videoconference in order to:
(i)exchange views and information to facilitate the marketing and sale of the Product Offering to Australian Customers;
(ii)discuss and agree on the initial standard materials referred to in Section 3.4(b) and/or updates and revisions to them;
(iii)evaluate and approve proposals to be made to Australian Customers regarding a Potential Transaction, including customer-specific changes to the standard materials referred to in Section 3.4(b); and
(iv)plan and co-ordinate the negotiation of any Customer SPAs and other Transaction Agreements in respect of any Potential Transaction and execution of Customer SPAs and other Transaction Agreements;
(c)Each Party will have the right to attend and participate in all material meetings and discussions with the Australian Customers in relation to the Product Offering and any Potential Transaction, including meetings related to the negotiation of Customer SPAs and other Transaction Agreements, with each Party having the right to equal representation at those meetings (in terms of the number of representatives and the seniority of those representatives);
(d)Woodside shall lead all meetings and discussions with the Australian Customers with respect to the Product Offering or a Potential Transaction;

(e)Prior to any meeting with Australian Customers with respect to the Product Offering or a Potential Transaction, the Parties will use reasonable endeavours to agree an agenda, commercial positions consistent with the Joint Objectives, representatives, mandates and discussion items to be addressed at the meeting;
(f)Each Party acknowledges, and agrees to promote in good faith, the other Party’s positive contribution to the Product Offering; and
(g)Following any meeting with an Australian Customer with respect to the Product Offering or a Potential Transaction, the Parties will discuss next steps including allocation of responsibility for tasks and timelines for completing them.
3.4Information Sharing with an Australian Customer
(a)Woodside shall maintain a register or other record of Australian Customers to which it has introduced the Product Offering. The Parties agree not to provide to any Australian Customer any tailored marketing or negotiation materials containing customer-specific commercial or technical proposals about the Product Offering or a Potential Transaction as amendments to the standard versions referred to in Section 3.4(b) (including marketing presentations with tailored pricing, project and use-case information and draft Customer SPAs or other Transaction Agreements) without the prior approval of both Parties, such approval shall not be unreasonably delayed or withheld.
(b)The Parties will agree on standardised, general forms of marketing materials in relation to the Product Offering and standard versions of technical, commercial and legal documents with respect to Potential Transactions to support introductory discussions with Australian Customers (including marketing presentations, technical information and standard forms of Customer SPAs and other Transaction Agreements for the Australian market).
(c)Woodside will be primarily responsible for, in coordination and collaboration with Heliogen:
(i)sharing information in relation to the Product Offering and Potential Transactions in Australia;
(ii)establishing and maintaining relationships with Australian Customers and keeping ‘trackers’ and other similar records; and
(iii)preparing any tailored proposals to be made to Australian Customers to be approved pursuant to Section 3.4(a) and negotiating any Customer SPA and other Transaction Agreements.
(d)Nothing in this Agreement imposes any obligation on the Parties to enter into any binding agreements with any other Third Party, including to execute any Customer SPA or other Transaction Agreement or to consummate any other transaction with the Australian Customers, and neither Party is liable to the other Party in connection with any inability or failure to conclude any agreement with any other Third Party.

3.5Manner of performance
The Parties agree to act professionally and with commercially reasonable diligence in all interactions with Australian Customers and with each other.
3.6Heliogen and Woodside Commitments
To support Woodside in marketing the Product Offering and in preparing, negotiating and concluding Customer SPAs and any other Transaction Agreements, Heliogen agrees to (a) devote sufficient internal resources to: (i) developing technical and commercial proposals for any Potential Transaction based on site identification and other information provided by Woodside; (ii) negotiating and executing the Marketing Agreement and any other required agreements between the Parties; and (iii) to the extent it elects to do so, participating in commercial discussions and negotiation with Australian Customers with respect to the relevant Transaction Agreements; (b) provide to Woodside due diligence information about Heliogen’s Base CS Technology, including information regarding how Heliogen’s Base CS Technology can solve the renewable power and/or steam needs of Australian Customers as part of the Product Offering, and any other agreed aspects of the Product Offering for which Heliogen has information, in each case that is reasonably requested by Australian Customers or Woodside; (c) review due diligence information provided by Australian Customers or Woodside; and (d) collaborate with Woodside on marketing efforts, joint customer interaction and finding Australian Customers in accordance with this Article 3.
Woodside agrees to (a) devote sufficient internal resources to (i) identifying potential sites which are suitable for the installation and location of CS facilities using Heliogen’s Base CS Technology, including sites that will be owned or used by Woodside or its Affiliates, and (ii) obtaining from Australian Customers and providing site-specific suitability and other information reasonably requested by Heliogen in connection with the use of Heliogen’s Base CS Technology at that site; (iii) negotiating and executing the Marketing Agreement and any other required agreements between the Parties; and (iv) discussing and negotiating any Customer SPAs and other Transaction Agreements with Australian Customers; (b) provide due diligence information about any agreed aspects of the Product Offering for which Woodside has information that is reasonably requested by Australian Customers or Heliogen; (c) review due diligence information provided by Australian Customers or Heliogen; and (d) lead marketing efforts, joint customer interaction and finding Australian Customers in accordance with this Article 3.
3.7Commercial and Legal Structure.
(a)The Parties acknowledge and agree that the preferred terms governing the marketing of the Product Offering, and the preferred commercial and legal structure associated with implementation of any Potential Transactions, will not be known until after the progressing the activities set out in Section 3.5 and Section 3.6, including in each case where applicable:
(i)whether the Marketing Agreement will be structured and implemented by way of an incorporated or unincorporated joint venture, an independent services arrangement or by an alternative structure;

(ii)Woodside’s compensation for a successful closing of any Potential Transaction as provided in Section 3.7(c) and the other Marketing Agreement terms; and
(iii)the terms of any standardised forms of documents referred to in Section 3.4(b) including Customer SPAs and any other Transaction Agreements.
(b)The Parties agree to negotiate in good faith regarding the Marketing Agreement and, as part of those negotiations, the compensation payable to Woodside for a successful closing of a binding Customer SPA (other than a Customer SPA with Woodside or an Affiliate, for which Woodside will not be entitled to any compensation), during the period between the Effective Date and the date that is eighteen (18) months after the Effective Date (as such period may be extended by mutual agreement of the Parties, the “Negotiation Period”).
(c)The Marketing Agreement model for compensation payable to Woodside described in Section 3.7(b) will be a tiered structure involving two compensation levels for closing a Potential Transaction in order to reflect the distinction between:
(i)Potential Transactions initiated and developed by Heliogen prior to the Effective Date or referred by Heliogen after the Effective Date as a result of commercial dealings outside the scope of this this Agreement or the Marketing Agreement; and
(ii)Potential Transactions initiated or developed by Woodside or both Parties after the Effective Date, provided in each case that no amount of compensation is earned or payable for any Potential Transaction where Woodside or its Affiliate acts in its own corporate capacity as buyer and Heliogen or an Affiliate is seller (regardless of how that Potential Transaction was initiated or developed).
(d)If the Parties have agreed on a final form of the Marketing Agreement terms (including the structure of the compensation payable to Woodside for a successful closing of any Potential Transaction as described in Section 3.7(b)) but are unable to reach agreement on the amount of compensation payable to Woodside for a successful closing of any Potential Transaction as described in Section 3.7(b) to either Party’s satisfaction by the end of the Negotiation Period, the disagreement regarding such compensation (such disagreement a “Section 3.7 Dispute”) must be referred to an independent expert to be appointed by both Parties in accordance with Section 15.4. An expert appointed for the purposes of this Section 3.7(d) must make its determination using a ‘final offer’ process as follows and otherwise in accordance with the provisions of Section 15.4:
(i)within 10 Business Days after the date of the expert’s appointment, each Party must submit to the expert a proposal containing the Party’s final offer;
(ii)the final offers submitted under subparagraph (d)(i) above must:

(A)specify the amount of compensation for each tier referred to in Section 3.7(c) that would be payable to Woodside in connection with the closing of a Potential Transaction; and
(B)be provided in duplicate with each copy sealed separately to allow one copy to be retained unopened;
(iii)upon receiving final offers from both Parties, the expert must:
(A)simultaneous provide to each Party one sealed copy of the other Party’s proposal, which the other Party may open but not disclose to the expert;
(B)retain the other sealed proposal from each Party in an unopened form putting in place reasonable measures to prevent the inadvertent discovery or disclosure of either Party’s final offer until the time referred to in subparagraph (d)(vi)(A) below;
(iv)the Parties will be entitled to a period of up to 3 Business Days after the exchange of their respective proposals in order to reach agreement and resolve the relevant matter prior to the expert making a determination;
(v)unless both Parties agree, neither Party shall be entitled to amend its final offer provided in the sealed proposal under subparagraph (d)(i) above. If the Parties agree to amend their respective final offers, the amendment must be prepared and submitted in the same manner as described in subparagraphs (d)(i) and (d)(ii) above;
(vi)if the matter remains unresolved 30 Business Days after the date of the expert’s appointment, the expert must:
(A)open the other sealed proposal from each Party containing its final offer; and
(B)select either one of the final offers provided by the Parties as being the compensation it considers to be the nearest to the most reasonable level of compensation that:
(1)a person in the same or similar position to Heliogen would pay to a person in the same or similar position to Woodside; and
(2)is reasonable having regard to the costs incurred or to be incurred by each of Woodside and Heliogen in connection with the marketing of the Product Offering and the negotiation and closing of Potential Transactions, the consideration being received by Heliogen in connection with Potential Transactions, and other matters that the expert considers are relevant in the circumstances.
The expert shall have no power or discretion to unilaterally develop or consider any other alternative amount as compensation;

(vii)the expert must provide a notice to both Parties setting out confirmation of its determination under subparagraph (d)(vi) above; and
(viii)except to the extent conflicting with Section 3.7(d), the provisions of Section 15.4 apply to this Section 3.7(d).
ARTICLE 4
EXCLUSIVITY
4.1Exclusivity Period
Each of Woodside and Heliogen agrees that the rights and restrictions set out in Section 4.2 and Section 4.3 apply during the period of exclusivity (the “Exclusivity Period”), which starts on the Effective Date and ends on the Exclusivity Indicative Expiry Date or other date applicable under Paragraphs (a), (b), or (c) below.
The Exclusivity Period shall be subject to the following adjustments:
(a)(early expiry) if the Product Offering has not been formally presented to Australian Customers as a possible solution for providing electricity and/or steam at 20 or more Qualifying Sites in Australia (excluding Qualifying Sites occupied by Woodside or an Affiliate) by the date that Capella Solar Plant Completion occurs, the Exclusivity Period will expire on that date;
(b)(early termination) the Exclusivity Period will terminate on the date that this Agreement is terminated pursuant to Section 10.2 (other than Section 10.2(a)); and
(c)(extension) if an extension is the outcome determined pursuant to Section 4.4(a), then the Exclusivity Period will be extended by the relevant period that applies under Paragraph 4 of Exhibit C.
4.2Heliogen Exclusive to Woodside
Heliogen acknowledges and agrees that during the Exclusivity Period:
(a)Heliogen hereby grants to Woodside the right to be, and Woodside shall be, the exclusive marketing partner in Australia of Heliogen’s Base CS Technology for use with respect to the Product Offering (the “Exclusivity Uses”);
(b)Woodside’s obligations set forth in Section 4.3 are on condition that, during the Exclusivity Period, Heliogen shall refrain from, and shall cause its Affiliates and its or their agents to refrain from, offering, marketing, selling, supplying or delivering (or entering into any agreement regarding) the Product Offering or Heliogen’s Base CS Technology as a standalone product or as part of any other product offering to any Australian Customers for use in respect of business activities in Australia other than pursuant to arrangements with (or made by) Woodside; and
(c)Heliogen shall not offer or grant any license or other similar contractual rights to a Third Party which circumvents the restrictions on Heliogen in this Section 4.2.

4.3Woodside Exclusive to Heliogen
Woodside acknowledges and agrees that during the Exclusivity Period:
(a)it (i) accepts the designation as, and shall be, the exclusive marketer in Australia of Heliogen’s Base CS Technology for the Exclusivity Uses and (ii) subject to the requirements in Article 3, shall actively promote Heliogen’s Base CS Technology in Australia as part of the Product Offering to Australian Customers;
(b)Heliogen’s grant to Woodside of the rights to be the exclusive marketer of Heliogen’s Base CS Technology for the Exclusivity Uses in accordance with Section 4.2 are on the condition that, during the Exclusivity Period, Woodside shall refrain from, and shall cause its Affiliates to refrain from offering, marketing, acquiring, receiving, resupplying or delivering (or entering into any agreement regarding) plant, equipment or goods (or technical services related to the plant, equipment or goods) comprising Base CS Technology from other technology providers for the Exclusivity Uses;
(c)it will not make an offer or enter into any contractual arrangement that circumvents the restrictions on it under this Section 4.3.
The Parties acknowledge and agree the restrictions on Woodside in this Section 4.3 shall apply only to Woodside and its wholly-owned Affiliates in their corporate capacities and do not apply to any hydrocarbon joint ventures listed in Exhibit B so long as Woodside is a party to that joint venture.
4.4Extension of Exclusivity Period
(a)At least 30 days prior to the Exclusivity Indicative Expiry Date, the Parties will meet to determine the matters in Paragraph 3 of Exhibit C and whether to extend the rights of exclusivity in this Article 4 and the Exclusivity Period.
(b)If contemporaneous activities occurring in the period before the Exclusivity Indicative Expiry Date are relevant to the matters in Paragraph 3 of Exhibit C and potentially impact the determination under Section 4.4(a), then:
(i)a standstill period shall automatically commence immediately prior to the Exclusivity Indicative Expiry Date for the sole purpose of permitting the matters in Paragraph 3 of Exhibit C to be assessed as part of any extension to the Exclusivity Period;
(ii)during the standstill period:
(A)    the Parties’ respective rights and obligations applicable immediately before the commencement of the standstill period shall continue if reasonably required to enable a Party to fulfil prior commitments made to an Australian Customer; and
(B)    the Parties must use reasonable endeavours to finalise the determination or agreement on any extension as soon as practicable after the Exclusivity Indicative Expiry Date; and

(iii)unless an alternative date is agreed by the Parties, the standstill period will cease on the earlier of (A) when an outcome in Paragraph 4 of Exhibit C is determined to apply and (B) 20 Business Days after the Exclusivity Indicative Expiry Date.

ARTICLE 5
CONFIDENTIALITY
5.1Confidential Information
Each Party acknowledges the competitive value and confidential nature of the Confidential Information.

5.2Confidentiality in Development Agreement Continues to Apply
The Parties acknowledge and agree the entire article 10 (Confidentiality) of the Development Agreement (including the associated section cross-references and definitions used in those articles and defined in exhibit A of the Development Agreement) shall apply as if set out in full in this Agreement and with all necessary amendments, including in relation to:
(a)references to ‘Confidential Information’ so that it includes any information relating to or exchanged in connection with this Agreement that qualifies as Confidential Information and the requirement in Section 5.3;
(b)references to ‘this Agreement’ so that they include this Agreement; and
(c)the specific purposes authorized under article 10 so that they include the purposes of the Parties under this Agreement.
5.3Confidentiality Obligations
The Parties acknowledge and agree that the fact that the Parties may be participating in discussions and negotiations with Australian Customers in relation to the Product Offering shall be included in the definition of ‘Confidential Information’ (as defined in the Development Agreement).

ARTICLE 6
INTELLECTUAL PROPERTY
6.1Background Intellectual Property
(a)Each Party retains all right, title and interest in the following Intellectual Property Rights it owns or controls (“Background Intellectual Property Rights”):
(i)Intellectual Property Rights developed or existing prior to the Effective Date; and/or

(ii)Intellectual Property Rights arising after the Effective Date which the Party develops independently from the activities contemplated by this Agreement or other agreements executed by the Parties or their Affiliates.
(b)Nothing in this Agreement shall be construed as creating or transferring any property right or ownership interest in any Intellectual Property Rights of a Party (including Background Intellectual Property Rights) or in any Intellectual Property Rights of a Third Party.
6.2Limited Contractual Licence of Intellectual Property
(a)Subject to Section 6.2(c), Woodside agrees that Heliogen, its Representatives and Affiliates may use materials containing Woodside’s Intellectual Property Rights (including Woodside Work Product) that Woodside, its Representatives or Affiliates provide or make available under this Agreement if and to the extent required by Heliogen, its Representatives or its Affiliates to perform this Agreement and (if applicable) the Marketing Agreement or any Transaction Agreement.
(b)Subject to Section 6.2(c), Heliogen agrees that Woodside, its Representatives and Affiliates may use materials containing Heliogen’s Intellectual Property Rights (including Heliogen Work Product) that Heliogen, its Representatives or Affiliates provide or make available under this Agreement if and to the extent required by Woodside to perform this Agreement and (if applicable) the Marketing Agreement or any Transaction Agreement.
(c)The rights granted by a Party under Section 6.2(a) or Section 6.2(b) (as applicable) constitute a contractual licence which is royalty free, non-exclusive non-transferrable, non-sublicensable, limited to Australia and will automatically expire when the other Party’s rights and obligations underlying its requirement to use the relevant Intellectual Property Rights expire. Each Party may only exercise (and must procure its Representatives and Affiliates only exercise) the contractual licence granted by the other Party for the purposes of carrying the activities contemplated under this Agreement and (if applicable) the Marketing Agreement or any Transaction Agreement.
(d)Except as provided in Section 6.2, neither Party grants any rights under this Agreement, whether express or implied, or by operation of law, with respect to the ownership or use of its Intellectual Property Rights.
6.3Developed Intellectual Property
(a)As between the Parties, the rights, title and interests (including all Intellectual Property Rights) to any improvements or changes to Heliogen’s Base CS Technology that arise from a Party’s activities under this Agreement (whether solely or jointly with others) will automatically and immediately, upon creation, vest in Heliogen.
(b)If a right, title or interest cannot fully vest on the basis agreed in Section 6.3(a), Woodside shall:

(i)be deemed to have assigned and fully disposed of the right, title or interest to Heliogen (or a designee or assignee that Heliogen has notified); and
(ii)provide written assignments from Woodside or a Woodside Affiliate (or reasonably procure a written assignment if provided by a Woodside Representative) as required for the relevant right, title or interest to vest in full.
(c)If the Parties engage with each other (solely or jointly with others including their respective Affiliates) to improve any proprietary aspects of the Product Offering (other than Heliogen’s Base CS Technology) and Intellectual Property Rights arise from or are produced in the course of such engagement, whether patentable or not, then those Intellectual Property Rights relating to an improvement to any proprietary aspect of such Product Offering automatically shall be owned by the Party that owns the Background Intellectual Property Rights (and the other Party hereby presently assigns, sells and transfers to such Party all of its right, title and interest in any such improvements.
6.4New Intellectual Property
If the Parties jointly conceive or develop or wish to engage with each other (solely or jointly with others including their respective Affiliates) to jointly conceive or develop any new proprietary process or product or services offerings or any other inventions or ideas, they or their Affiliates must enter into an agreement that sets out their respective rights, obligations and interests in any new Intellectual Property Rights that may arise.
6.5Heliogen Work Product
Heliogen, Heliogen’s Representatives and/or Heliogen’s Affiliates may prepare or author certain written Technical Information, materials, calculations, books and records, computer files, or other tangible or digital media related to any Heliogen’s Base CS Technology or other Heliogen components of the Product Offering (hereinafter individually or collectively referred to as the “Heliogen Work Product”).
Notwithstanding that Heliogen may provide or Woodside may possess draft or final versions of any Heliogen Work Product, and without limiting Section 5 or Section 6.2(b), all Intellectual Property Rights created in or arising from such Heliogen Work Product shall immediately upon creation vest in and remain exclusively the property of Heliogen, Heliogen’s Representative or Heliogen’s Affiliate (as applicable).
6.6Woodside Work Product
Woodside, its Affiliates and/or its Representatives may author or develop certain Technical Information, marketing materials, calculations, books and records, computer files, or other tangible or digital media related to components of the Product Offering (other than Heliogen’s Base CS Technology or other Heliogen components of the Product Offering) (hereinafter individually or collectively referred to as the “Woodside Work Product”).
Notwithstanding that Woodside may provide or Heliogen may possess draft or final versions of any Woodside Work Product, and without limiting Section 5 and Section

6.2(b), all Intellectual Property Rights created in or arising from such Woodside Work Product shall immediately upon creation vest in and remain exclusively the property of Woodside, Woodside’s Representative or Woodside’s Affiliate (as applicable).
ARTICLE 7
NOT USED

ARTICLE 8
PUBLICITY
No Party may make any public announcement, press release or other disclosure about the activities contemplated by this Agreement, this Agreement or the transactions contemplated hereby, except:
(a)Contemporaneous with execution of this Agreement and other agreements among the Parties or their Affiliates to be signed on or about the Effective Date, in which case the Parties will co-ordinate a public announcement by means of issuing a press release in an agreed form;
(b)After prior written approval by the other Party;
(c)If any portion of Confidential Information is required to be disclosed by subpoena, Law, litigation, or similar legal process, or to a Governmental Authority, Receiving Party will promptly inform Disclosing Party of the existence, terms, and circumstances surrounding such request, and before any such disclosure is required, so as to allow Disclosing Party to protect the Confidential Information, Receiving Party will consult with Disclosing Party on the advisability of taking legally-available steps to resist or narrow such request. The Receiving Party shall thereafter seek (where applicable) to obtain a protective order, and Receiving Party shall cooperate with Disclosing Party in its efforts to obtain a protective order, to restrict access to, and any use or disclosure of, the Confidential Information;
(d)To the extent required by stock exchange rules, but in either case only after consultation with the other Party, to the extent reasonably feasible, about the timing, method and content of such disclosure; and
(e)To its financiers, insurers and any bona fide potential purchaser of it or its assets that enters into a customary confidentiality agreement, and their professional advisors subject to a customary confidentiality agreement or if applicable a duty of confidentiality imposed by Law or contract for performance of such advisor’s services.
ARTICLE 9
TAX MATTERS
9.1General
(a)As between the Parties and for the purposes of this Agreement, each Party:

(i)retains full responsibility for and shall perform and discharge its own obligations relating to any Tax applied or imposed under any Tax law or by any Tax authority;
(ii)subject to Section 9.1(c), retains any entitlement to a claim or other benefit associated with its Tax obligations that may be available under any Tax law or allowed by any Tax authority; and
(iii)agrees to indemnify the other Party and hold the other Party harmless if the other Party incurs any cost or other liability in performing or defending the obligations of the responsible party relating to any Tax or enforcing the other Party’s rights under this Article 9.
(b)The Parties agree Section 9.1(a):
(i)is not intended to increase or decrease the Tax liabilities of a Party in relation to this Agreement;
(ii)must be applied in a lawful manner;
(iii)is not limited by the provisions of Section 12.1; and
(iv)is limited to the activities directly required under this Agreement and shall not apply:
(A)in relation to any Transaction Agreement or any Potential Opportunity; and
(B)to any other agreement among the Parties or their Affiliates.
(c)The fact that a Party retains an entitlement as described in Section 9.1(a)(ii) does not create or shall not result in:
(i)a positive obligation on either Party to take steps that may be required for such claim or other benefit to inure to the entitled Party if such steps would likely require the other Party to incur costs, provide filings or other assurances or otherwise engage in conduct that is inconsistent with its own interests;
(ii)either Party owing a duty or becoming liable to the other at law for acts or omissions relating to the steps referred to in Section 9.1(c)(i); or
(iii)any offset or reduction of the indemnity obligations of a Party under Section 9.1(a)(iii).
9.2GST
(a)Words defined in A New Tax System (Goods and Services Tax) Act 1999 (Cth) (“GST Act”) have the same meaning in this clause.
(b)If any supply under this Agreement is a taxable supply, then subject to the supplier issuing a valid tax invoice to the recipient, the supplier may, in addition to the amount payable recover from the recipient an additional amount on account of GST, such amount to be calculated in accordance with the GST Act.
ARTICLE 10
TERM AND TERMINATION

10.1Effective Date
This Agreement comes into force on and from the Effective Date and continues until terminated under Section 10.2.
10.2Termination
This Agreement terminates on the earlier to occur of:

(a)the end of the Exclusivity Period;
(b)the date that termination of this Agreement becomes effective in accordance with a written agreement of the Parties;
(c)the date of a termination notice issued by Woodside under Section 11.1(b)(iii) or by Heliogen under Section 11.1(b)(iv);
(d)the date of a termination notice issued by a Party to the other Party in relation to:
(i)an Assignment by the other Party in breach of Section 16.5; or
(ii)a Change of Control affecting the other Party; and
(e)5 Business Days after the date of a termination notice issued by one Party for a material breach of this Agreement by the other Party, including a breach of Article 4 and Article 5 (but excluding breach of Section 11.1(b), any Assignment in breach of Section 16.5), which remains unremedied by the other Party after receiving a notice of breach and, either:
(i)if the material breach is curable, a reasonable opportunity (not to exceed 28 days) to cure the breach and implement measures to prevent reoccurrence; or

(ii)if the material breach is incurable, a reasonable opportunity (not to exceed 28 days) to discuss and agree on the amount of compensation for loss or damage that the material breach has caused the terminating Party (payment of which is in lieu of termination).
10.3Continuing Rights and Obligations
Termination or expiration of this Agreement shall relieve, fully release and discharge the Parties of any further performance obligations arising under this Agreement, save and except for:
(a)any liability for breach occurring prior to the date of expiration or termination of this Agreement;
(b)any rights which accrued prior to the date of expiration or termination of this Agreement; and
(c)despite expiration or termination of this Agreement:
(i)each Party shall remain bound by the provisions of Section 5.1, Section 5.2 and Section 5.3 and Article 8 for 36 months from the date of expiration or termination of this Agreement;
(ii)Article 6, Section 11.1(e), Article 12 and Article 15 shall continue to apply in relation to matters or events occurring or relating to the period prior to termination; and
(iii)any other provision expressed to survive termination or expiry shall so survive.
ARTICLE 11
COMPLIANCE WITH LAWS
11.1Business Ethics and Code of Conduct
(a)In relation to the activities contemplated under this Agreement, the Parties must at all times comply with the Corporate Code of Conduct and the Anti-Bribery and Corruption Policy.
(b)Each of Heliogen and Woodside represents and warrants that, with respect to or in connection with this Agreement: (i) neither it nor any of its Representatives or Affiliates have offered, received, authorised, promised or given, solicited or accepted, and none of the foregoing will offer, receive, authorise, promise or give or solicit or accept, to or from a Government Official or any other person, directly or indirectly, any payment, gift, service, thing of value or other advantage where such payment, gift, service, thing of value or other advantage would be an ABC Law Violation, and (ii) it will otherwise comply with the ABC Laws. If (iii) Heliogen, Heliogen Representatives or Heliogen Affiliates commits an ABC Law Violation then Woodside may terminate this Agreement, by giving written notice of termination to Heliogen or (iv) Woodside, Woodside Representatives or Woodside Affiliates commits an ABC Law Violation then Heliogen may terminate this Agreement, by giving written notice of termination to Woodside.

(c)For any co-operation and co-ordination between the Parties in the marketing and sale of the Product Offering throughout the term of this Agreement, the Parties shall continually monitor, cooperate and communicate with each other in good faith, in order to assess and consider any potential impact which the performance of this Agreement may have on any matters relating to competition Law or policy in Australia. Should either Party have any concerns relating to the application of competition Law or policy in the Australia with regard to any aspect of the performance of this Agreement, the Party must notify the other Party and discuss how to solve these concerns. Notwithstanding the foregoing, neither Party shall be restricted in any way from approaching or consulting on any aspect of the provisions or performance of this Agreement with the applicable competition authority of Australia.
(d)Each Party must immediately notify the other Party of any breach of Section 11.1(b) above.
(e)Each Party will (i) indemnify and hold the other Party harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from a breach of Section 11.1(b) above; and (ii) promptly respond in reasonable detail to any notice from the other Party reasonably connected with Section 11.1(b) above and furnish applicable documentary support for such response upon request from the other Party.
(f)Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with all Applicable Laws (including ABC Laws), in connection with this Agreement and its contemplated activities.
(g)In the event that a Party breaches this Article 11, then notwithstanding any other provision in this Agreement the other Party may terminate this Agreement for breach on written notice to the first-mentioned Party, with immediate effect.
(h)Each Party shall retain all such records for at least twenty-four (24) months after the expiry or termination of this Agreement. Any independent, qualified representative appointed and authorised by a Party may, no more than once in any 12-month period and at its own expense, audit any or all relevant controls and associated records referred to in Section 11.1(f) in respect of the period being audited of the other Party in connection with this Agreement for the sole purpose of determining whether there has been compliance with Section 11.1(b). Any such audit shall occur on at least two weeks prior notice, and shall be reasonably conducted during the audited Party’s normal business hours in such manner so as not to interfere with the normal business activities of that Party.
ARTICLE 12
LIABILITY
12.1Notwithstanding any other provision of this Agreement (excluding Section 12.2) whether express or implied and to the maximum extent permitted under Applicable Law, in no event shall either Party or its Affiliates, whether by way of indemnity, as a result of breach of contract, breach of statutory duty, warranty, tort (including negligence), strict liability or any other legal theory, be liable under this Agreement to the other Party or the other Parties Affiliates for any indirect, special or consequential damages or any loss of profits, loss of opportunity or loss of goodwill, and each Party (“relevant Party”) hereby:
(a)releases the other Party and its Affiliates (including their officers, agents and employees) (“indemnified Parties”) from any such liability in respect of its own claims; and
(b)agrees to defend and hold harmless the indemnified Parties from claims made against an indemnified Party by an Affiliate of the relevant Party.
12.2Section 12.1 shall not apply:
(a)where such loss or damages results from the Gross Negligence or illegal act by a Party;
(b)to any such loss or damages claimed by, or the liability of a Party incurred to, Third Parties for which an indemnity is given under this Agreement; and
(c)for a Party’s loss or damages resulting from a breach by or attributable to the other Party of its confidentiality obligations applicable under this Agreement or the Development Agreement.

ARTICLE 13
COSTS
Each Party shall be responsible for its own costs and expenses in relation to the preparation, negotiation and execution of this Agreement (together with any costs and expenses in relation to its obligations and responsibilities or arising from discussions undertaken pursuant to this Agreement including all travel costs incurred by the Party’s representatives). Any fees and costs to be incurred in relation to any Third Party consultant or adviser engaged on a joint basis with prior written agreement by the Parties in connection with this Agreement shall be borne as agreed in connection with such approval by the Parties.

ARTICLE 14
REPRESENTATIONS AND WARRANTIES
Each Party represents and warrants to the other Party that as of the Effective Date:
14.1It is duly incorporated and validly existing under the Laws of the jurisdiction of its incorporation and has full power, authority and legal right (including all Permits) to sign this Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The signing of this Agreement, the performance of its obligations thereunder have been duly and validly authorised and approved by all necessary action on its part.

14.2This Agreement has been duly and validly signed by its legal Representative and (assuming due execution by the other Parties hereto) constitutes its legal, valid and binding obligations, enforceable against it in accordance with the terms of this Agreement.
14.3The signing of, and performance by it of its obligations under, this Agreement does not and shall not result in a violation of, or be in conflict with, any provision of its constitutional documents, result in a violation of, or be in conflict with, any term or provision of any Applicable Law applicable to or binding upon it or any of its property.
14.4There is no claim, action, suit, proceeding, inquiry or investigation pending or, to the best of its knowledge, threatened against it before or by any Governmental Authority, which purports to affect the transactions contemplated hereby or materially and adversely affect its ability to perform its obligations under this Agreement, nor, to the best of its knowledge, is there any reasonable basis for any such claim, action, suit, proceeding, inquiry or investigation.
14.5Without limiting Section 11.1(c), the signing and performance of this Agreement by it does not and shall not require any additional consent, approval, authorisation, or other order of, or action by, any Governmental Authority or any Third Party.

ARTICLE 15
GOVERNING LAW AND DISPUTE RESOLUTION
15.1Governing Law
This Agreement (including the arbitration agreement and the expert determination in this Article 15) and any non-contractual obligations arising out of, or in connection with, this Agreement shall be governed by and construed in accordance with the law of England and Wales.
15.2Resolution of Disputes
(a)Any dispute arising out of or in relation to this Agreement, including any question regarding its existence, validity, breach or termination (“Dispute”) shall be settled or resolved in accordance with this Agreement. Unless another requirement applies, each Dispute which cannot be resolved by amicable negotiations of the Parties’ senior representative within 30 days of a dispute notice must be referred to arbitration before three arbitrators appointed and arbitrating in accordance with arbitral rules (effective 1 October 2020) of the LCIA (the “Rules”) in accordance with the following principles:
(i)The venue of arbitration and the seat of the arbitration shall both be London;
(ii)The proceedings shall be in the English language; and
(iii)The resulting arbitral award shall be final and binding, and may be enforced in any court having jurisdiction thereof. To the maximum extent permissible in Applicable Law, the parties irrevocably waive any and all rights of appeal from the arbitral award.

(b)To the extent that interim or conservatory measures are reasonably required by a Party and are not readily available under arbitration contemplated in this Section 15.2 such Party may seek interim or conservatory relief in a court of competent jurisdiction and the taking of steps in support or defense of an application for such relief shall not constitute a waiver of the right to have Disputes settled by arbitration under this Section 15.2.
(c)The Parties must not refer a Dispute involving questions of law, the legal rights or obligations of the Parties or other substantive legal issues for resolution by an expert under Section 3.7(d) or Section 15.4. If an arbitral award sets aside an expert’s determination of a Section 3.7 Dispute based on fraud, the Parties will cease to be bound by the determination and a Party is permitted to set aside such determination by giving notice to the other Party (and such Section 3.7 Dispute shall again be subject to resolution by an expert as provided in Section 3.7).
15.3Court Proceedings
Notwithstanding Section 15.2, each Party may institute formal court proceedings at any time (in any court in any country) exclusively (a) in support of (including actions to compel) arbitration proceedings carried out with respect to the resolution of any Dispute in accordance with Section 15.2 (and as permitted by the Rules or, as applicable, the Arbitration Act 1996 (UK) or (subject to Section 15.2(c)) in support of (including actions to compel) the expert determination process, (b) as necessary to enforce any arbitrational award or expert determination relating to this Agreement, (c) with respect to any matter for which the LCIA does not exercise jurisdiction, (d) for interlocutory, injunctive or other urgent relief (including as described in Section 15.2(b)) or to compel performance of the Parties obligations under this Agreement, or (e) as necessary to enjoin any (i) infringement of a Party’s Intellectual Property Rights, (ii) breach of the confidentiality provisions set forth in Article 5 or (iii) breach of the publicity provisions set forth in Article 8.
15.4Expert Determination
The following provisions apply to any Section 3.7 Dispute, disagreements on matters under Exhibit C that the Parties both agree to refer to an expert for final and binding determination and other disagreements (if any) that the Parties both agree to refer to an expert for final and binding determination:
(a)the Parties must endeavour to select an expert that meets the requirements of this Agreement within 15 Business Days of a notice from either Party requesting determination by an expert;
(b)if the Parties are unable to agree the identity of the expert, either Party may request the CEDR to select the expert (or if the CEDR is unavailable, another competent, impartial nominating authority based outside of Australia and the United States as the Parties may agree) within 30 days of the requesting Party’s notice;
(c)an expert appointed for the purposes of this Agreement:

(i)must be independent of the Parties and capable of performing the role of an expert impartially. Unless agreed in writing by both Parties, a person will be disqualified from being appointed an expert if the person:
(A)has been an employee of a Party or any of its Affiliates at any time during the previous 5 years;
(B)is or has been engaged personally as an advisor, consultant or other service provider of a Party or any of its Affiliates at any time during the previous 12 months; or
(C)holds a direct material financial interest in either Party;
(ii)must be bound by confidentiality obligations under the terms of its appointment which at least as onerous as those of the Parties under this Agreement and undertake to keep strictly confidential any information about its appointment, its determination and any other disclosure during or matter relating to the proceedings;
(iii)must act as an expert and not as an arbitrator, a mediator, an adjudicator or an advisor. The expert must not be taken to be an arbitrator under any applicable arbitration Laws, which the Parties agree do not apply to the expert;
(iv)must be required under the terms of its appointment to comply with the applicable processes and requirements in this Agreement, including the requirements in Section 3.7(d) if applicable to the matters to be determined. The role of the expert is to produce a binding determination; and
(v)must be paid by the Parties in equal proportions and on the same commercial terms to be set out in the expert’s appointment agreement;
(d)except in relation to Section 3.7 Disputes to the extent inconsistent with the applicable Section 3.7 Dispute procedure:
(i)the expert may reasonably request data, information or submissions respecting relevant information the expert finds necessary to make a determination, and the Parties will comply promptly with such requests, provided all written submissions and other information supplied to the expert must also be provided simultaneously to the other Party and the expert must return or destroy materials it receives expect as permitted in its appointment;
(ii)the expert may allow each Party reasonable opportunity to make oral submissions and/or written submissions (not exceeding 10 pages excluding reasonable attachments and exhibits) and to respond to the other Party's submissions;
(iii)the expert must reach a determination and deliver to both Parties a statement specifying its conclusions and providing its reasons in support within 30 days after the date of its appointment (or any longer period that the Parties agree); and
(iv)the expert may determine its own procedures if not specified in this Agreement or the expert’s appointment (or otherwise in circumstances where the Parties are unable to agree);
(e)if the expert has failed to make a determination within 60 days after the date of its appointment, either Party may terminate the expert process and request a new expert is appointed in accordance with this Section 15.4 to determine the matter;
(f)except in the event of fraud, the determination of the expert shall be final and binding upon the Parties and must be promptly implemented by the Parties. An arbitral panel appointed in accordance with Section 15.2 has jurisdiction to set aside an expert determination due to fraud (without limiting any other civil or criminal legal proceedings that may be commenced and provided that any such referral of an expert’s determination does not relieve the Parties from implementing or complying with the determination of the expert); and
(g)each Party shall bear its own costs and expenses of engaging advisors and consultants it retains and complying with the expert’s determination.
ARTICLE 16
MISCELLANEOUS
16.1Further Action
The Parties hereby agree to cooperate and use all reasonable endeavours to take, or cause to be taken, all appropriate actions reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
16.2Amendment
No amendment to this Agreement shall have any force or effect unless it is in writing and signed by each of the Parties.
16.3No Implied Waiver
(a)Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the relevant Party or Parties intending to be bound by the terms of the waiver.
(b)A waiver by one of the Parties of any of the provisions of this Agreement or of any breach of or default by the other Party in performing any of those provisions (including the granting by a Party to the other Party of an extension of time in which to perform its obligations under any provision hereof) shall not constitute a continuing waiver and the waiver shall not prevent the waiving Party from subsequently enforcing any of the provisions of this Agreement not waived or from acting on any subsequent breach of or default by the other Party under any of the provisions of this Agreement.

16.4Notices
(a)Any notice or other communication to be given under this Agreement (“notice”) shall be given in writing in English and may be delivered in person or sent by FedEx (or other reputable international courier), or electronic mail to the address of the relevant recipient Party set forth below.
For the purposes hereof, the addresses of the Parties shall be as specified below:
(i)for Heliogen:
Heliogen Holdings, Inc.
130 West Union Street
Pasadena, California 91103
Attention:     Ms Christie Obiaya
Email: […***…]
CC Email: […***…]
CC Email: […***…]; and
(ii)for Woodside:
Woodside Energy Technologies Pty Ltd
Mia Yellagonga Building
11 Mount Street
Perth Western Australia 6000
Attention:     Mr Jason Crusan
Email: […***…]
CC Email: […***…]
CC Email: […***…],
or at such other address as the Party to be given notice may have notified to the other Party from time to time in accordance with this Agreement as its address for receiving notices.
(b)Any notice shall be deemed to be given:
(i)if delivered in person, at the time of delivery; or
(ii)if sent by reputable international courier, at 10:00 a.m. six (6) Business Days after it was deposited with such international courier; or
(iii)in any other case on the date of transmission; provided that if a notice is sent by electronic mail, delivery of the notice occurs at the time the relevant email is transmitted, unless the relevant sender receives a notice that delivery of the email has failed or been delayed and/or the sending Party did not also furnish a hard copy of such notice by registered mail within forty-eight (48) hours of the time and date such electronic mail was sent.
(c)In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or communication was properly addressed and posted or that the email was properly addressed and transmitted.
16.5Transfer and Assignment
(a)This Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of each Party. Neither Party shall assign or otherwise transfer (collectively, an “Assignment”) this Agreement or any of its rights or obligations hereunder without the express prior written consent of the other Party, provided, however, that either Party (the “Assigning Party”) may assign its rights (but not its obligations) under this Agreement without obtaining such prior written consent to any Affiliate of the Assigning Party, provided that Assignment to such Affiliate shall not relieve the Assigning Party of its obligations under this Agreement.
(b)Any attempted Assignment in violation of this Section 16.5 shall be null and void in all respects, and the Assigning Party shall be liable to the other Party for all damages incurred by such other Party as a result of such attempted Assignment.
16.6No Partnership
Each Party covenants and agrees that in the performance of its obligations under this Agreement, it shall not perform any act or make any representation to any Person to the effect that it, or any of its agents, Representatives or employees, is the agent for any other Party. This Agreement does not create, and shall not be deemed to create, any partnership, joint venture or agency relationship between the Parties. Without limiting the express provisions of any written agreement that may be entered into by the Parties pursuant to Section 3.7, the Parties intend to create only a contractual relationship as set forth in this Agreement. Nothing herein (including any activities heretofore taken by the Parties or communications had or to be had with Third Parties relating to the transactions contemplated hereby) is intended to or will create or establish any partnership, joint venture or similar arrangement between the Parties. No Party shall hold itself out to be in a partnership, joint venture or similar arrangement with the other Party. No Party may assert, and each Party expressly waives any rights to assert, under any Applicable Law, that a partnership, joint venture or similar arrangement exists based upon this Agreement or any action taken pursuant to this Agreement (but without limiting the express provisions of any written agreement that may be entered into by the Parties pursuant to Section 3.7.
16.7Rights and Remedies
Except where this Agreement expressly provides to the contrary, the rights and remedies contained in this Agreement are cumulative, and not exclusive of any rights and remedies provided by Applicable Law.
16.8Entire Agreement
(a)This Agreement and the Development Agreement contain the entire understanding and agreement between the Parties with respect to their respective subject matters and supersede all prior oral and written agreements. Execution of this Agreement supersedes all contemporaneous oral negotiations, commitments and prior understandings between the Parties in relation to their collaboration activities relating to the Product Offering for Australian Customers.
(b)Each of the Parties acknowledges that it does not enter into this Agreement in reliance upon any representation, warranty, collateral contract or other assurance not fully reflected in this Agreement or in the executed agreements referred to in it made by or on behalf of the other Party and each of the Parties waives all rights and remedies which, but for this Section 16.8, might otherwise be available to them in respect of any such representation, warranty, collateral contract or other assurance; provided that nothing in this Section 16.8 shall limit or exclude any liability for fraud.
16.9Severability
The provisions contained in each Section of this Agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.
16.10Rights of Third Parties
A Person who is not a Party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 (UK) or other Applicable Law unless this Agreement expressly confers on that Person a right or benefit that can be enforced by that Person.
16.11Mutuality of Drafting
No rule of construction applies to the disadvantage of a Party because that Party was responsible for preparing, or seeks to rely on, a provision of this Agreement. The Parties hereby stipulate and agree that each of them fully participated and was adequately represented by counsel in the negotiation and preparation of this Agreement.
16.12Counterparts
This Agreement may be executed electronically and in multiple counterparts, each of which taken together shall constitute one and the same agreement, and either Party may enter into this Agreement by executing a counterpart.
16.13Risk of Failure
Other than as expressly allocated in this Agreement, each Party recognizes and assumes the commercial risks associated with the Joint Objectives, the Product Offering and the Heliogen’s Base CS Technology. Each Party individually assumes the risks that:
(a)construction of any project pursuant to this Agreement may not be completed for several reasons; and
(b)an individual project, if construction is undertaken, may never start-up or achieve acceptable operating goals and objectives despite Heliogen fulfilling all of its respective contractual obligations relating thereto.

16.14Information Disclaimer
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) ALL CONFIDENTIAL INFORMATION IS PROVIDED WITH NO WARRANTY AND (B) NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties, intending to be legally bound, have caused this Agreement to be executed as an agreement by their duly authorized officers as of the Effective Date.

EXECUTED by WOODSIDE ENERGY TECHNOLOGIES PTY LTD in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:

/s/ Shaun Gregory
......................................................................
Signature of director

SHAUN GREGORY
......................................................................
Name of director (block letters)
) ) ) ) ) ) ) ) ) ) ) ) ) ) )

/s/ Caitlin Morris
...............................................................
Signature of ~~director~~/company secretary*
*delete whichever is not applicable

CAITLIN MORRIS
...............................................................
Name of ~~director~~/company secretary* (block letters)
*delete whichever is not applicable

SIGNED    )
for and on behalf of    )
HELIOGEN HOLDINGS, INC.    )

By:	/s/ Bill Gross

Name:	Bill Gross

Title:	CEO

EXHIBIT A
DEFINITIONS
The following terms shall have the following meanings in this Agreement of which this Exhibit A is a part unless the context requires otherwise.
“ABC Laws” means: (a) any anti-corruption Law of the Commonwealth of Australia or the State of Western Australia (including any applicable written Law); (b) the Foreign Corrupt Practices Act of 1977, Pub L No 95-213, §78dd-1 1977 Stat 149; (c) the Bribery Act 2010 (UK) c 23; and (d) any anti-corruption Law of a country which applies to the respective Parties or in relation to this Agreement (and the activities thereunder).
“ABC Law Violation” means a situation where a Party or its Representatives or Affiliates have: (a) directly or indirectly offered, paid, solicited or accepted bribes in any form, including facilitation payments; or (b) otherwise breached any ABC Law.
“Affiliate” means, in respect of a Person, any Person Controlling, under common Control with, or Controlled by such Person.
“Agreement” has the meaning set forth in the preamble and Section 1.3.
“Anti-Bribery and Corruption Policy” means the anti-bribery and corruption policy located at https://www.woodside.com.au/about-us/corporate-governance.
“Applicable Laws” means all constitutional, common and civil laws, equity, statutes, regulations, rules, ordinances, policies, Permits, orders, judgments and any interpretation of any of the foregoing, of any Governmental Authority (“Laws”), in each case, applicable to any of the Parties or this Agreement.
“Assigning Party” has the meaning set forth in Section 16.5(a).
“Assignment” has the meaning set forth in Section 16.5(a).
“Australian Customer” has the meaning set forth in Section 3.1.
“Background Intellectual Property Rights” has the meaning set forth in Section 6.1(a).
“Base CS Technology” means the following components of a ‘central tower’ CS facility:
(a)the solar field, comprising heliostats including frames, ground mounts and layout, calibration and control systems including actuators, cameras, sensors and software, and auxiliary systems including electrical, communications, back-up power and cleaning systems; and
(b)the receiver and tower, comprising a solar receiver, weather shield and radiation enclosure, a tower supporting the receiver and receiver control systems, but does not include any components of CS technology which are ‘downstream’ of paragraphs (a) and (b) above including CS Thermal Storage, CO2 system or power block or other types of CS technology (such as parabolic trough, parabolic dish and linear Fresnel systems).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open in both of Perth, Australian and New York, United States for normal interbank business.
“Capella Solar Plant” has the meaning set forth in the recitals.
“Capella Solar Plant Completion” means the stage of progress in the construction of the Capella Solar Plant where the Capella Solar Plant passes the requirements for ‘Mechanical Completion’ as defined in the Commercial Scale Demonstration Agreement and evidenced by the corresponding certificate issued in accordance with the Commercial Scale Demonstration Agreement.
“CEDR” means the Centre for Effective Dispute Resolution Limited, a private company limited by guarantee without share capital incorporated in the United Kingdom with company number 02422813 and registered address 100 St. Paul's Churchyard, London, England, EC4M 8BU.
“Change of Control” means, with respect to a Party, a transaction (including a merger) that causes such Party no longer to be Controlled by the company that was its ultimate parent entity immediately prior to such transaction, but excludes any transaction announced by a Party prior to the Effective Date or any reorganisation or corporate restructure that results in an entity that completes an initial public offering and becomes a publicly-traded entity Controlling a Party.
“CO2” means carbon dioxide.
“Commercial Scale Demonstration Agreement” has the meaning set forth in the recitals.
“Control” means ownership, directly or indirectly, of more than fifty percent (50%) of the shares conferring the right to vote at a general meeting (or its equivalent) of such entity or otherwise to appoint the majority of the directors or other governing body of such entity, and the words “Controlling” and “Controlled” shall be construed accordingly.
“Corporate Code of Conduct” means the supplier code of conduct located at https://www.woodside.com.au/suppliers.
“CS” means concentrated solar energy (whether for electrical and/or thermal output).
“CSP” means CS for electrical output.
“CS Thermal Storage” means thermal energy storage systems as a component of a CS facility, including the receiver loading system (including hoppers, silos, packed beds and chutes), particulate or gas accumulators and storage vessels, primary heat exchangers (including valve actuators and controllers) and associated control systems, infrastructure and equipment.
“Customer SPA” means any of the following documents prepared for a specific Australian Customer in relation to the sale and purchase of Heliogen’s Base CS Technology:
(c)commercial proposals, term sheets and interim agreements (whether or not legally binding); and

(d)any fully termed sale and purchase agreement or other procurement or supply contract among the Parties or Heliogen (as the case may be for the Project Offering) and the Australian Customer.
“Dispute” has the meaning set forth in Section 15.2.
“DNI” means direct normal irradiation, expressed annually in kWh/m2 based on a typical meteorological year as reported by SolarGIS (including any wholly owned or controlled affiliate of ‘Solargis s.r.o.’ a Slovak Republic company registered with the number 45 354 766 in the company registry of the district court of Bratislava 1).
“Exclusivity Indicative Expiry Date” means the date occurring 18 months after Capella Solar Plant Completion.
“Exclusivity Period” has the meaning set forth in Section 4.1.
“Government Official” has the meaning given to it in the Anti-Bribery and Corruption Policy.
“Gross Negligence” means any act or omission by an actor departing from the ordinary standard of care applicable to the actor to such an extent that it creates an extreme degree of risk to property, people, the environment or of harming the rights and interests of others (viewed objectively from the actor’s standpoint) and in circumstances where the actor, having subjective awareness of the risk involved, choose to proceed in conscious indifference to the consequences that it knew or should have known would result, but excludes errors of judgment made in good faith.
“Heliogen” has the meaning set forth in the preamble.
“Heliogen Work Product” has the meaning set forth in Section 6.5.
“Heliogen’s Base CS Technology” means the Base CS Technology which is subject to Intellectual Property Rights owned, controlled or under license by Heliogen, including all patent rights related and Technical Information.
“Improvements” means any and all improvements or modifications to Background Intellectual Property Rights which are developed, created or conceived by or on behalf of a Party in connection with performance of this Agreement or other agreements between the Parties or their Affiliates.
“Insolvency Event” means in relation to a Party any action (including any meeting of shareholders, members, directors or other officers being convened, legal proceedings (including the presentation of any petition or the filing of any document with a court or registrar or any order or judgment being made)) or other procedure or step taken in relation to the following (except as part of a solvent reorganisation or corporate restructure):
(e)a moratorium of any financial indebtedness of a Party;
(f)a winding-up, dissolution, supervision, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Party;

(g)a Party files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or case under any bankruptcy or similar Law for the protection of creditors or has such petition filed or proceeding commenced against it;
(h)a Party otherwise becomes bankrupt or insolvent (however evidenced);
(i)a composition, compromise, assignment or arrangement with or for the benefit of any creditor of a Party;
(j)the appointment of a liquidator, receiver, trustee in bankruptcy, judicial custodian, administrative receiver, administrator, compulsory manager or other similar officer in respect of a Party or any of its assets; or
(k)any analogous procedure or step taken in any jurisdiction.
“Intellectual Property Rights” means all of the following rights, title, or interest in or arising under the Laws of any country, state, or international treaty regime, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired, including all renewals thereof: (i) patents, patent applications and patent rights, including any such rights granted upon any reissue, re-examination, division, extension, provisional, continuation or continuation-in-part applications, and equivalent or similar rights anywhere in the world in inventions and discoveries; (ii) rights associated with works of authorship and literary property, including copyrights, copyright applications and copyright registrations, and moral rights; (iii) rights relating to trade secrets, confidential information, and know-how, including ideas, concepts, methods, techniques, inventions (whether patentable or unpatentable), technical information and other works, whether or not developed or reduced to practice, and rights in confidential or proprietary information; (iv) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and other indicia of source (including all goodwill associated with the foregoing), and registrations and applications for registrations thereof; and (v) all other intellectual property rights.
“Joint Objectives” has the meaning set forth in the recitals.
“kW” means kilowatt, being 1,000 watts.
“LCIA” means ‘London Court of International Arbitration’ and includes the ‘LCIA Court’ as defined in the Rules.
“MWh” means kilowatt hour, being the rate at which one kW of electricity is used during the period of one hour.
“Negotiation Period” has the meaning set forth in Section 3.6(b).
“notice” has the meaning referred to in Section 16.4.
“m2” means the area equal to a square that is one meter on each side.
“Marketing Agreement” means an agreement to be entered into by the Parties for the purposes of detailing the methods, practices, commercial structure and other terms for marketing the Product Offering in Australia, engaging with Australian Customers and concluding binding arrangements in respect of a Potential Transaction.

“Party” means Heliogen or Woodside, individually; “Parties” means both Heliogen and Woodside.
“Potential Transaction” means the potential sale or purchase of:
(l)the Product Offering to or by an Australian Customer; or
(m)Heliogen’s Base CS Technology (with or without any other Heliogen component of the Product Offering) to or by Woodside or its Affiliate.
“Primary Taxpayer” has the meaning set forth in Section 9.1(a).
“Product Offering” has the meaning set forth in Section 3.2.
“Qualifying Site” means a project site with the following characteristics:

(a)    a minimum DNI of […***…] kWh/m2;

(b)    an area of land sufficient to accommodate a heliostat solar field in an approximately circular array which, on a design basis, is sized at […***…] acres per MW thermal of capacity;

(c)    the location of the site is adjacent to the delivery point for energy to the Australian Customer; and

(d)    the site is generally appropriate for construction of a heliostat solar field, including 5% overall grade or less (based on the site ‘rise’ and ‘run’), open land with no major obstructions and not in an area prone to sustained or seasonal wind events of category 2 or more on the ‘Saffir-Simpson Hurricane Wind Scale’.

“Representative” means, with respect to any Person, each manager, director, officer, employee, agent, consultant (including consulting engineers), advisor (including counsel and accountants) and other representative of such Person.
“Rules” has the meaning set forth in Section 15.2(a).
“Section 3.7 Dispute” has the meaning set forth in Section 3.7(d).
“Tax” or “Taxes” means any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including with respect to income, profits, gross receipts, ad valorem, real property, personal property, transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, windfall profit, severance, production, estimated or other tax, including any interest, penalty or additional liability thereto.
“Technical Information” means specifications, descriptions, software, design or engineering documents, process documents, models, mock-ups, technical information, data, and inventions (whether or not patented), as well as know-how, trade secrets and all materials of a technical nature which are subject to Intellectual Property Rights relating to the design, engineering, manufacture, installation, construction, implementation, commissioning, completion, integration, ownership, expansion, operation or maintenance of or requirements for a Heliogen-supplied component of the Product Offering (including Heliogen’s Base CS Technology) or a Woodside-supplied component of the Product Offering.
“Third Party” means any person or entity other than a Party or an Affiliate of a Party.

“Transaction Agreement” has the meaning set forth in the recitals.
“Woodside” has the meaning set forth in the preamble.
“Woodside Work Product” has the meaning set forth in Section 6.5.

EXHIBIT B

EXISTING WOODSIDE JOINT VENTURES

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EXHIBIT C

EXCLUSIVITY METRICS (SECTION 4.4)

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